PROFESSIONALLY MANAGED PORTFOLIOS
FIRST AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT, dated as of the 18th day of February, 2014, to the Distribution Agreement, dated as of March 27, 2013, (the “Agreement”), is entered into by and between PROFESSIONALLY MANGED PORTFOLIOS, a Massachusetts  business trust (the “Trust”), on behalf of its series, the MCKINLEY FUNDS and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the parties to the Agreement desire to amend the Agreement to add the McKinley Non-U.S. Core Growth Fund in the matter set forth herein;

NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Exhibit A of the Agreement shall be amended and replaced in its entirety by the Amended Exhibit A (“Amended Exhibit A”) attached herein.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROFESSIONALLY MANAGED PORTFOLIOS	QUASAR DISTRIBUTORS, LLC
By: /s/ Elaine E. Richards	By: /s/ James R. Schoenike
Name: Elaine E. Richards	Name: James R. Schoenike
Title: President	Title: President

McKinley	1

Amended Exhibit A
to the
Distribution Agreement

Fund Names

Separate Series of Professionally Managed Portfolios

Name of Series	Date Added
McKinley Diversified Income Fund
McKinley Non-U.S. Core Growth Fund	On or after February 18, 2014

McKinley	2